NEWS

400 Somerset St., New Brunswick, NJ 08901
732.342.7600

                 MAGYAR BANCORP ANNOUNCES THIRD QUARTER EARNINGS

New Brunswick, New Jersey, July 26, 2006 - Magyar Bancorp (NASDAQ: MGYR), parent company of Magyar Bank, announced today its results of operations for the three and nine months ended June 30, 2006. For the quarter ended June 30, 2006, net income increased 150.9% to $276,000 from $110,000 for the quarter ended June 30, 2005. The Company's net income for the three months resulted in a basic and diluted earnings per share of $.05. For the nine months ended June 30, 2006, the Company recorded a net loss of $231,000 compared to net income of $65,000 for the nine months ended June 30, 2005. Included in the Company's results of operations for the nine months ended June 30, 2006 was a pre-tax charge of $1.5 million recorded as a result of the creation and funding of the MagyarBank charitable foundation.

For the three months ended June 30, 2006, net interest income increased $1.0 million, or 41.4%, over the three months ended June 30, 2005. At June 30, 2006, Magyar Bancorp had total assets of $410.7 million, an increase of $83.2 million, or 25.4%, from June 30, 2005.

"Our business strategy continues to produce strong growth in both our lending operations and our deposit base," stated Elizabeth E. Hance, President and Chief Executive Officer of Magyar Bancorp. "Since June 30, 2005, our total loans have grown by $88.5 million or 37.0%, while deposits increased during this time, growing $59.5 million or 23.0%. In addition, we've been able to increase our net interest margin from 3.38% for the three months ended June 30, 2005, to 3.76% for the three months ended June 30, 2006."

The Bank also reported that it anticipates opening its fourth branch office in Branchburg, NJ in the latter half of the 4th Quarter.

Magyar Bancorp common stock is traded on the Nasdaq Global Market under the symbol "MGYR".

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey for over 80 years with a complete line of financial products and services, and today Magyar operates branch locations in New Brunswick, North Brunswick and South Brunswick. Visit Magyar online at www.magbank.com.

Forward Looking  Statements
This press  release  contains  statements  about future  events that  constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company's pricing, products and services.

Contact: John Reissner, 732.214.2083

                              Magyar Bancorp, Inc.
                      Selected Consolidated Financial Data
                  (dollars in thousands, except per share data)


                                                                          Three Months Ended
                                                                               June 30,
                                                                          2006          2005
                                                                     ------------------------------
Income Statement Data:
 Interest and dividend income                                         $     6,119   $     3,994
 Interest expense                                                           2,700         1,576
                                                                     ------------   ------------
 Net interest income                                                        3,419         2,418
 Provision for loan losses                                                    240            94
                                                                     ------------   -------------
 Net interest and dividend income after
      provision for loan losses                                             3,179         2,324
 Non-interest income                                                          210           171
 Non-interest expense                                                       2,991         2,339
                                                                     ------------   -------------
 Income before income tax                                                     398           156
 Income tax expense                                                           122            46
                                                                     ------------   -------------
 Net income                                                           $       276   $       110


Balance Sheet Data:
 Total Assets                                                         $   410,736    $  327,549
 Loans receivable                                                         328,015       239,476
 Allowance for loan losses                                                  3,714         2,467
 Investment securities - available for sale, at fair value                 16,903        22,086
 Investment securities - held to maturity, at cost                         27,403        36,275
 Deposits                                                                 318,592       259,081
 Shareholders' Equity                                                      47,369        23,121

Performance Ratios
 Return on average assets                                                    0.27%         0.14%
 Return on average equity                                                    2.31%         1.75%
 Net interest margin                                                         3.76%         3.38%

Asset Quality
 Nonaccrual loans                                                     $       419   $      1,679
 Allowance for loan losses to total loans receivable                         1.13%          1.03%
 Nonperforming loans to total loans receivable                               0.13%          0.70%

Per Share Data:
 Basic and diluted earnings per share                                 $      0.05            N/A
 Book value per share                                                 $      8.00            N/A
